Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION JANUARY SALES FROM CONTINUING OPERATIONS
UP 13.6 PERCENT

MINNEAPOLIS, February 3, 2005 — Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the four weeks ended January 29, 2005 increased 13.6 percent to $3.126 billion from $2.751 billion for the four-week period ended January 31, 2004. On this same basis, comparable-store sales increased 9.4 percent from fiscal January 2004.

“Our sales for the month of January were above plan,” said Bob Ulrich, chairman and chief executive officer of Target Corporation.

Continuing Operations	Sales (millions)	Total Sales % Change	Comparable Stores % Change
			This Year	Last Year
January	$3,126	13.6	9.4	5.8

Fourth Quarter	$14,876	11.1	5.4	6.1

Year-to-date	$45,682	11.6	5.3	4.4

A separate release discussing two accounting matters that are expected to impact Target Corporation financial results in fiscal 2004 was also issued today, February 3, 2005.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,308 locations in 47 states, as well as an on-line business called Target.com.

Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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